AMENDMENT NUMBER ONE
Dated as of May 18, 2007
to
MORTGAGE LOAN PURCHASE AGREEMENT
Dated as of January 31, 2007
between
NOMURA HOME EQUITY LOAN, INC.,
Purchaser
and
NOMURA CREDIT & CAPITAL, INC.,
Seller

NOMURA HOME EQUITY LOAN, INC.
ASSET-BACKED CERTIFICATES, SERIES 2007-1

THIS AMENDMENT NUMBER ONE, dated as of May 18, 2007 (this “Amendment”), to the Mortgage Loan Purchase Agreement, dated as of January 31, 2007, between NOMURA HOME EQUITY LOAN, INC., as purchaser (the “Purchaser”) and NOMURA CREDIT & CAPITAL, INC., as seller (the “Seller”) (the “Mortgage Loan Purchase Agreement”).

W I T N E S S E T H

WHEREAS, the Purchaser and the Seller entered into the Mortgage Loan Purchase Agreement;

WHEREAS, the Purchaser and the Seller desire to amend certain provisions of the Mortgage Loan Purchase Agreement to correct an error contained therein;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.    Defined Terms.

For purposes of this Amendment, unless the context clearly requires otherwise, all capitalized terms which are used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Mortgage Loan Purchase Agreement.

SECTION 2.    The Amendment.

(a)          Section 8 of the Mortgage Loan Purchase Agreement is hereby amended by (i) deleting the word “and” at the end of clause (lv) and replacing the “.” at the end of clause (lvi) with “; and” and (ii) inserting the following new clause immediately following clause (lvi):

“(lvii)         The original principal balance of each Group II-1 Mortgage Loan which is secured by a first lien on the related Mortgaged Property is within Freddie Mac’s dollar amount limits for conforming one to four family mortgage loans.”

(b)         Section 9(a) of the Mortgage Loan Purchase Agreement is hereby amended by deleting the last sentence of the first paragraph thereof in its entirety and replacing it with the following:

“Notwithstanding anything to the contrary contained herein, any breach of a representation or warranty contained in clauses (viii), (xxxviii), (xliii), (xliv), (xlvi), (xlvii), (xlviii), (xlix), (l), (li), (lii), (liii), (liv), (lv), (lvi) and/or (lvii), of Section 8 above, shall be automatically deemed to affect materially and adversely the interests of the Purchaser or the Purchaser’s assignee, transferee or designee.”

SECTION 2.    Effect of Amendment.

Upon execution of this Amendment, the Mortgage Loan Purchase Agreement shall be, and be deemed to be, modified and amended in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of the Seller and the Purchaser shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be deemed to be part of the terms and conditions of the Mortgage Loan Purchase Agreement for any and all purposes. Except as modified and expressly amended by this Amendment, the Mortgage Loan Purchase Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

SECTION 3.    Binding Effect.

The provisions of this Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Seller and the Purchaser.

SECTION 4.    Governing Law.

This Amendment shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of law principles) and the obligations, rights and remedies of the parties hereto shall be determined in accordance with such laws.

SECTION 5.    Severability of Provisions.

If any one or more of the provisions or terms of this Amendment shall be for any reason whatsoever held invalid, then such provisions or terms shall be deemed severable from the remaining provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions or terms of this Amendment.

SECTION 6.    Section Headings.

The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

SECTION 7.    Counterparts.

This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[signature pages follow]

IN WITNESS WHEREOF, the Purchaser and the Seller have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

NOMURA HOME EQUITY LOAN, INC.,
as Purchaser

By:	/s/ John P. Graham
Name:	John P. Graham
Title:	Managing Director

NOMURA CREDIT & CAPITAL, INC.,
as Seller

By:	/s/ Timothy P.F. Crowley
Name:	Timothy P.F. Crowley
Title:	Vice President

Acknowledged by:

HSBC BANK USA, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Elena Zheng
Name:	Elena Zheng
Title:	Assistant Vice President